Exhibit 10.8C

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT

This THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (“Third Amendment”) dated as of the 13th day of May, 2016, is between CLPF-BELLEVUE OFFICE, LLC, a Delaware limited liability company (“Landlord”), and APPTIO, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor in interest, Plaza East Property LLC, a Delaware limited liability company (“Plaza East”), and Tenant entered into that certain Office Lease dated May 15, 2012 (the “Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of August 20, 2012 (the “First Amendment”) and that certain Second Amendment to Office Lease Agreement dated as of July 31, 2014 (the “Second Amendment”) pursuant to which Plaza East leased to Tenant approximately 79,940 rentable square feet of space (the “Current Premises”) on the fifth, sixth, seventh and ninth floors of the building located at 11100 NE 8th Street, Bellevue, Washington (the “Building”), as more particularly described in the Original Lease and the Second Amendment. The Original Lease, First Amendment and Second Amendment are collectively referred to herein as the “Lease”.

B. Landlord has succeeded to all of Plaza East’s rights, title and interests as landlord under the Lease.

C. The parties wish to amend the Lease to expand the premises leased by Tenant in the Building to include approximately 8,869 rentable square feet of space located on the third floor of the Building designated as Suites 300, 310, 350 and 380 (the “Second Expansion Premises”) on the terms and conditions set forth in this Third Amendment.

In consideration of the mutual covenants in this Agreement, and other consideration, the receipt and sufficiency of which Landlord and Tenant acknowledge, Landlord and Tenant agree as follows:

1. Effective Date. Except as provided in Paragraph 12, this Third Amendment shall be binding and effective as of the date set forth above (“Effective Date”). The amendments to the Lease set forth below shall be effective as of the earlier of i) the date Tenant occupies the Second Expansion Premises for business purposes; or ii) four (4) months after the entirety of the Second Expansion Premises are delivered to Tenant (“Second Expansion Date”).

2. Capitalized Terms. All capitalized terms used in this Third Amendment which are not defined herein shall have the meanings for such terms which are set forth in the Lease.

3. Leased Premises. As of the Second Expansion Date, Exhibit “A-1” attached hereto shall be incorporated into the Lease. Thereafter all references in the Lease to Exhibit “A” shall be deemed to include Exhibit “A-1”. In addition, as of the Second Expansion Date, Section 2.2 of the Summary of Base Lease Information on page 1 of the Original Lease shall be deleted in its entirety and replaced with the following:

“2.2 Premises:	88,809 rentable square feet of space comprised of the following:

(i) Suites 300, 310, 350 and 380, consisting of 8,869 rentable square feet of space located on the third (3rd) floor of the Building;

(ii) Suite 500, consisting of 21,683 rentable square feet of space located on the fifth (5th) floor of the Building;

(iii) Suite 600, consisting of 19,899 rentable square feet of space located on the sixth (6th) floor of the Building;

(iv) Suite 700, consisting of 19,899 rentable square feet of space located on the seventh (7th) floor of the Building.

(v) Suite 900, consisting of 18,459 rentable square feet of space located on the ninth floor (7th) floor of the Building.

All as further set forth in Exhibit A to the Lease.”

4. Second Expansion Premises Term. Tenant’s lease of the Second Expansion Premises shall commence on the Second Expansion Date and terminate co-terminously with Tenant’s lease of the Current Premises on January 31, 2023 (the “Second Expansion Term”). At any time during the Second Expansion Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.

5. Base Rent. As of the Second Expansion Date, in addition to the Base Rent to be paid by Tenant for the Current Premises as set forth in Article 3 of the Original Lease and Paragraph 4 of the Second Amendment, Tenant shall also pay Base Rent for the Second Expansion Premises as set forth in the table below:

Month in Second Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
1 – 12	$38.00	$28,085.17
13 – 24	$39.00	$28,824.25
25 – 36	$40.00	$29,563.33
37 – 48	$41.00	$30,302.42
49 – 60	$42.00	$31,041.50
61 – 72	$43.00	$31,780.58
73 – January 31, 2023	$44.00	$32,519.67

The first month of the Second Expansion Term shall include the first full calendar month after the Second Expansion Date and any partial month preceding such first full month. The Base Rent due for the Second Expansion Premises for the first full month of the Second Expansion Term shall be payable upon execution of this Third Amendment. The Base rent for any partial month shall be that proportion of the monthly rent due for the first month of the Second Expansion Term which the number of days during such partial month bears to the total number of days in such month and shall be payable when the monthly rent for the second full month of the Second Expansion Term is due. As of the Second Expansion Date, Base Rent for the Premises shall be the total of the Base Rent for the Current Premises and Base Rent for the Second Expansion Premises (“Base Rent”).

6. Tenant’s Share of Building Direct Expenses. Except as specifically set forth in this Paragraph 6, commencing on the Second Expansion Date, and continuing through the Second Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Second Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Second Expansion Premises, the following shall apply: a) Tenant’s Share shall equal 5.5689% (the Building being 159,259 rentable square feet); and b) the Base Year shall be the calendar year 2017.

7. Improvements. Prior to delivery of the Second Expansion Premises to Tenant, Landlord shall construct improvements in the Second Expansion Premises pursuant to the terms of the Tenant Work Letter attached to the Original Lease as Exhibit B (subject to the revisions thereto set forth below). Except as specifically set forth herein and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Second Expansion Premises, and Tenant shall accept the Second Expansion Premises in its presently existing, “as-is” condition.

8. Tenant Work Letter Revisions. The Tenant Work Letter is hereby amended as follows:

A. Tenant Improvement Allowance. The Tenant Improvement Allowance applicable to the Second Expansion Premises shall be equal to $40.00 per rentable square foot of the Second Expansion Premises (i.e., $354,760.00).

B. Landlord Work. The items of Landlord Work set forth in subsections (i) and (ii) of Section 1.2 of the Tenant Work Letter shall apply to the delivery and construction of the Tenant Improvements in the Second Expansion Premises. Subsection (iii) of Section 1.2 of the Tenant Work Letter shall not apply in connection with the Second Expansion Premises. Tenant, as part of the Tenant Improvements, and at Tenant’s sole cost and expense (subject to the Tenant Improvement Allowance), shall cause existing fire sprinklers pipe supports in the Second Expansion Premises to be repaired or replaced so that the same comply with applicable laws to the extent required to allow legal occupancy of the Second Expansion Premises (the “Compliance Work”).

C. No Restroom Allowance. Tenant shall not receive any Restroom Allowance with respect to the Second Expansion Premises, and, accordingly, the terms of Section 2.1.2 of the Tenant Work Letter shall not apply to the Second Expansion Premises.

D. Test-Fit Allowance. The terms of Section 2.1.3 of the Tenant Work Letter shall not apply to the Second Expansion Premises. Notwithstanding the foregoing, Tenant shall receive a “test fit” allowance with respect to the Second Expansion Premises equal to $.15 per rentable square foot of the Second Expansion Premises (i.e., $1,330.35).

E. Time Deadlines. With respect to the construction of the Second Expansion Premises, the Time Deadlines set forth in Schedule 1 to the Tenant Work Letter shall be as follows:

Dates	Actions to be Performed

July 15, 2016	Tenant to deliver Final Space Plan to Landlord.

September 15, 2016	Tenant to deliver Final Working Drawings to Landlord.

Five (5) business days after receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

9. Parking. Effective as of the Second Expansion Date and continuing throughout the Second Expansion Term, Tenant shall be entitled, but not obligated, to rent up to 2.25 unreserved parking passes per 1,000 rentable square feet of the Second Expansion Premises (i.e., up to 20 unreserved parking passes) in connection with Tenant’s lease of the Second Expansion Premises (the “Second Expansion Parking Passes”). The Second Expansion Parking Passes shall be rented by Tenant at the then prevailing market parking rate as determined by Landlord. Except as provided herein, Tenant shall lease the Second Expansion Parking Passes in accordance with the provisions of Article 28 of the Original Lease.

10. Option Term. Tenant’s right to extend the Lease Term, as provided in Section 2.2 of the Original Lease, shall continue in effect and shall apply to the entire Premises (the Current Premises and Second Expansion Premises). All references in such Section 2.2 to the “expiration of the Lease Term” shall be deemed to refer to January 31, 2023.

11. Contingency. Tenant acknowledges that Suites 300 and 380 are currently subject to tenancies of third parties (the “Third Party Tenants”). This Third Amendment is expressly contingent upon Landlord and the Third Party Tenants fully executing agreements terminating such tenancies no later than June 30, 2016 and the Third Party Tenants having vacated the Second Expansion Premises by August 30, 2016 (the “Third Party Tenant Contingency”). Landlord shall provide Tenant’s broker with regular progress updates on the status of the tenancies of the Third party Tenants. Landlord shall provide Tenant written notice when the Third Party Tenant Contingency has been satisfied. In the event Landlord has not satisfied the Third Party Tenant Contingency by August 30, 2016, then Tenant shall have the right to terminate its obligation to lease the Second Expansion Premises by providing written notice of such termination to Landlord before the Third Party Tenant Contingency is satisfied. If Tenant terminates this Third Amendment as provided herein, Landlord shall return to Tenant the first month’s Base Rent paid by Tenant for the Second Expansion Premises and neither party shall have any further obligation to the other pursuant to this Third Amendment.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc., and the Broderick Group (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Paragraph 12 shall survive the expiration or earlier termination of the term of the Lease.

13. No Further Modifications. Except as otherwise set forth in this Third Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect.

14. Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall together constitute one and the same instrument.

15. Authority. Each party represents that the person executing this Third Amendment for such party is acting on behalf of such party and is duly authorized to execute this Fourth Amendment for such party.

16. Entire Agreement. This Third Amendment, together with the Lease, constitutes the entire and complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, statements, promises, understandings, arrangements, and commitments.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as of the date first written above.

LANDLORD:

CLPF — Bellevue Office, L.P., a Delaware limited liability company,

By:	CLPF — Bellevue Office, LLC, its general partner

	By:	Clarion Lion Properties Fund Holdings, L.P., its sole member

		By:	CLPF-Holdings, LLC, its general partner

			By:	Clarion Lion Properties Fund Holdings REIT, LLC, its sole member

				By:	Clarion Lion Properties Fund, LP, its managing member

					By:	Clarion Partners LPF GP, LLC its general partner

						By:	Clarion Partners, LLC, its sole member

							By:	/s/ Michael J. Duffy
							Name:	Michael J. Duffy
Authorized Signatory
							Date:	5/25/16

TENANT:	APPTIO, INC., a Delaware corporation

	By:	/s/ Kurt Shintaffer
	Name:	Kurt Shintaffer
	Title:	CFO

STATE OF WASHINGTON WA	)
	)	ss.
COUNTY OF KING	)

On May 20, 2016, before me, the undersigned, personally appeared Kurt Shintaffer, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged said instrument to be his free and voluntary act and deed.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Elizabeth Pheasant

Print Name:	Elizabeth Pheasant

NOTARY PUBLIC for the State of	Washington

My Appointment expires:	April 22, 2018

[Notary Seal]

Exhibit A-1

Second Expansion Premises